                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------


                           PLAYNET TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                                       11-2706304
    (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                       Identification No.)

 One Maritime Plaza, San Francisco, CA                           94111
 Formerly 152 West 57th Street, NY, NY                           10019
(Address of Principal Executive Offices)                       (Zip Code)

                    Compensation Agreement with Mark Neuhaus
                     Compensation Agreement with John Banas
         Compensation Agreement with Langley Downey Entertainment, Inc.
                 Compensation Agreement with Palex Metals, Inc.
               Compensation Agreement with MAG & Associates, Inc.
                 Compensation Agreement with Sound Capital, Inc.
                   Compensation Agreement with Henry Steeneck
                           (Full title of the plan)

     Mr. Shmuel Cohen, President                       With Copies to:
      PlayNet Technologies, Inc.                   Philip K. Yachmetz, Esq.
          One Maritime Plaza                        7 North Koewing Place
   San Francisco, California 94111            West Orange, New Jersey 07052-4014
            (415) 217-3600                        Telephone: (973) 243-8799
(Name, address, including zip code, and           Facsimile: (973) 243-9333
   telephone number, including area
     code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                               PROPOSED                   PROPOSED
         TITLE OF                    AMOUNT                     MAXIMUM                    MAXIMUM                  AMOUNT OF
        SECURITIES                    TO BE                 OFFERING PRICE           AGGREGATE OFFERING            REGISTRATION
     TO BE REGISTERED              REGISTERED                  PER SHARE                    PRICE                      FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par                2,359,834 shares              $ 1.109 (1)              $2,617,056 (1)                $793.05
  value $.001 per
         share
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c), the average of the high and low prices per share of the registrant's Common Stock on the National Association of Securities Dealers Automated Quotation System on August 5, 1997


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                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  SUBJECT TO COMPLETION - DATED AUGUST 6, 1997
PROSPECTUS
                           PLAYNET TECHNOLOGIES, INC.

                        2,359,834 SHARES OF COMMON STOCK
                                (PAR VALUE $.001)

                                ----------------


    The 2,359,834 shares of Common Stock, $.001 par value, of PlayNet Technologies, Inc. (the "Company") (collectively, the "Shares") to which this Prospectus relates will be sold by the Company from time to time, or at any one time, in negotiated transactions as compensation in lieu of cash pursuant to Compensation Agreements with or in payment of services previously rendered from various consultants or vendors to the Company. The costs of registering the Shares under the Securities Act, estimated at $793.05, will be paid by the Company. The Company will not receive any proceeds from the sale of 359,834 of the Shares, but will benefit from the services rendered under the Compensation Agreements. Upon the exercise of the Nonqualified Stock Option to purchase 2,000,000 shares at a purchase price of $0.50 per share granted to one Consultant as compensation under his Compensation Agreement, the Company will receive aggregate gross proceeds of $1,000,000.

     As of August 6, 1997, the Common Stock is traded through the Over The Counter Market. Immediately prior to such date the Common Stock was traded through the Nasdaq SmallCap Market under the symbol "PLNTC." The last reported sales price for the Common Stock on the Nasdaq SmallCap Market on August 5, 1997 was $1.00 per share.

                                ----------------


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS AND RECIPIENTS OF THE SHARES OFFERED HEREBY.

                                ----------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                                ----------------



                  The date of this Prospectus is August 6, 1997


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    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OR ISSUANCE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                                ----------------


                              AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    The Company has filed with the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 without charge or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. This Registration Statement has been filed electronically through the Electronic Data Gathering Analysis and Retrieval system (EDGAR) and is publicly available through the Commission's web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

    The Company's (i) Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended October 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended January 31, 1997 and April 30, 1997, and (iii) the Current Report on Form 8K, filed by the Company on August 1, 1997 are incorporated in and made a constituent part of this Prospectus by reference. All reports and proxy statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Shares of Common Stock to which the Prospectus relates shall likewise be deemed incorporated herein and made a constituent part hereof by reference from the respective dates of filing.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified and superceded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or replaces such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

    UPON WRITTEN OR ORAL REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHO RECEIVES A COPY OF THIS PROSPECTUS, A COPY OF ANY OF THE INFORMATION THAT IS INCORPORATED BY REFERENCE HEREIN. ANY SUCH REQUEST SHOULD BE MADE TO THE ATTENTION OF SHMUEL COHEN AT PLAYNET TECHNOLOGIES, INC., ONE MARITIME PLAZA, SAN FRANCISCO, CALIFORNIA 94111, TELEPHONE NO. (415) 217-3600.

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                                   THE COMPANY

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus may contain various "forward-looking statements," within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), that are based on management's beliefs, and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," "will" and similar expressions may identify forward-looking statements. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or financial condition may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's results, performance or financial condition are fluctuations in the economy; the degree and nature of competition; demand for the Company's products; changes in laws and regulations affecting the Company's business; and the Company's ability to recruit and retain individuals with the requisite technological expertise to continue to develop new products and enhancements to existing products, to complete the development of its PlayNet Music and PlayNet Sports products, to expand into new markets, and to transition successfully from a development stage company to an operating company and other matters described in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

The Company designs, develops and sells entertainment systems which include pay-per-play electronic game, entertainment and music juke box terminals networked over the Internet. The Company's primary product, PlayNet Web, as well as two products currently under development, PlayNet Music Station and PlayNet Sports, are all designed to accept both cash and credit cards, have touch screens, user-friendly interfacing and come pre-loaded with the Company's proprietary software and other licensed content. The market for the Company's products includes bars, theme bars and restaurants, hotel and restaurant chains, coffee cafes, theme parks, studio stores, gyms, airport lounges and new "cyber" establishments. All three products are intended to run on Microsoft Windows NT platform networked by IBM Global Services.


The Company's business reflects the growing trend to connect people via computer networks and, as a result, to create new forms of interactive entertainment in a social setting. According to the Vending Times 1996 Census, total revenue in the United States in 1995 for all amusements was approximately $6.3 billion, and the United States electronic pay-per-play video game business generated approximately $2.0 billion of that revenue

The Company's terminals are designed to utilize the Internet to enhance the traditional entertainment and competitive game experience through innovations such as linking multiple players in remote locations, offering tournament prize play for sports, strategy and video game enthusiasts, and offering, for both pay-per-play and purchase, catalogues of music titles from a broad array of artists and eras. In addition, the terminals are designed to provide convenient "out-of-home" access to select Internet services to provide a voice activated chat feature, E-mail, World Wide Web browsing and Web casting, while simultaneously functioning as points of purchase for entertainment tie-in merchandise.

The Company's distribution strategy is to maximize both domestic and foreign penetration of all three networked entertainment terminals. The Company's experienced sales force is currently calling upon its long-term relationships with a large roster of domestic and foreign distributors. These distributors are now purchasing the PlayNet Web terminals directly from the Company and reselling them to operators in their respective territories for installation in bars and restaurants in the United States. It is the Company's intention to consummate direct agreements with hotel and restaurant chains, theme bars and restaurants, cyber lounges, coffee cafes, theme parks and airport lounges to insure installations in prime global locations.

PlayNet is currently negotiating to acquire the rights to the libraries of various music publishers and record labels for use on its PlayNet Music Station. Concurrently, the Company is negotiating to enter into sponsorship and advertising programs for its sports games, tournaments and prize contests with high-profile consumer goods and beverage companies. In addition, the Company also intends to establish various contractual arrangements, joint ventures and other mutually advantageous programs with technology providers, equipment manufacturers, distributors, major hospitality chains, consumer products companies, music-related companies,

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content providers and others to develop more efficient and higher-profile adaptations of its products and services, which could be customized to meet marketplace requirements.

The Company's primary objective is to install a global network or "web" of its terminals in choice locations which would, in turn, create a ready-made market for its software offerings and merchandise. The Company believes that content providers including those in the Web casting field will be attracted to the Company's products both by virtue of design and by an allied desire to penetrate out-of-home computer markets. Moreover, the Company believes that its entertainment network will present a new and desirable forum for advertisers and sponsors.

Pursuant to its agreement with IBM Global Services, the Company has established an "Intranet within the Internet" creating an efficient, secure, and private circuit to connect its digital terminals throughout the United States and the world. This network, utilizing IBM's worldwide points of presence, provides for prompt universal access to all offered games and services as well as for the remote downloading to all installed terminals of new games and tournaments, music titles, merchandise catalogues and other content and for the uploading of financial and customer data. In addition, IBM will provide for the confidential and expeditious verification of credit card authorizations.

CURRENT OPERATIONS

Through June 1997, the Company shipped 671 PlayNet Web networked entertainment terminals. The 671 units aggregated revenues of approximately $1.48 million, to be accounted for in accordance with the Company's revenue recognition policy. Additionally, the Company currently has purchase orders outstanding for the shipment of another 3,020 terminals, which is expected to generate sales of approximately $6.8 million. However, in early April 1997 the Company experienced system failure based on unexpected software incompatibility, the malfunction being triggered by the daylight savings time change. To date, this malfunction has been corrected, all units previously shipped have received the appropriate upgrades and normal operations have resumed. However, the resolution of this malfunction and the related upgrading of all the PlayNet Web terminals has caused a delay in completing the financing arrangements and/or receiving payments for certain of the shipped terminals. Completion of these sales transactions is dependent upon the demonstration of the reliability of the terminals.

On May 20, 1997, the Company entered into a non-binding agreement with Tournament Associates, Inc. ("TAI") relating to a joint venture that will operate computerized poker tournaments through retail locations in Pennsylvania. TAI owns the proprietary rights to electronic video software that supports competition and tournament poker play. Rulings under Federal and Pennsylvania law have held that the poker game system is not a gambling device because it awards prizes based on a player's skill rather than random chance. Accordingly, the game can be offered throughout Pennsylvania in tournaments in which prizes are awarded to contestants. The non-binding agreement contemplates that TAI will grant a non-exclusive, non-transferable sublicense to the joint venture for the use of its poker game software and related intellectual property, and that PlayNet will provide the hardware for integrating the licensed software into its PlayNet Web terminals and will be responsible for the promotion, distribution, placement and servicing of such terminals. Under the proposed agreement, PlayNet and TAI will each own one-half of the issued and outstanding capital stock of the joint venture, make equal capital contributions to fund operations, if required, and share equally in distributions. It is expected that the joint venture will continue for an initial term of two years, and thereafter, be renewable annually. The Company is still in the process of negotiating and completing final agreements. When and if consummated, PlayNet believes this agreement will accelerate its opportunities with respect to its business strategy to develop new markets and for revenues generated from tournaments.

STRATEGY

    The Company's primary strategic objective is to establish and rapidly grow an installed base of its out-of-home, networked entertainment terminals. The Company believes that its products and system architecture will enable it to expand the variety of content and services available beyond that which is available in existing products, as well as to increase the range of venues at which such networked entertainment terminals can be profitably located. The Company believes that the breadth of entertainment choices which its products will deliver, coupled with a highly diverse range of public venues, will extend the demographics of its potential users beyond that of adolescent males who currently dominate the out-of-home video game market. The Company's primary strategies consist of the following key elements:

    Enhancement of the Out-of-Home Entertainment Experience -- The Company intends to offer networked entertainment content with multi-player, multi-location and tournament prize play which it believes will result in significantly more appealing entertainment


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experiences than are possible with existing stand-alone, out-of-home, pay-per-play machines. Unlike most competing entertainment systems, which are primarily based on proprietary hardware platforms, the Company's entertainment terminals will offer touch-screen activated access to a wide variety of video games including parlor, trivia, strategy and action games and prize tournament play. Future enhancements of PlayNet Web, will include access to Internet content, the ability to purchase general entertainment merchandise, and ancillary features such as E-mail, World Wide Web browsing and "real-time chat" with other users of the system. Future enhancements to the PlayNet Music Station will include the ability to purchase thousands of music titles as well as music-related merchandise.

    Hospitality Focus and Penetration Beyond Traditional Venues -- The Company intends to focus its efforts on the hospitality sector which, according to the 1996 Vending Times Census of the Industry, comprise approximately 60% of the out-of-home entertainment industry. This sector primarily includes bars, restaurants and hotels and is distinguished from the remainder of the industry, which is made up of specialized game arcades and venues such as movie theaters. The Company believes that the greater variety of entertainment content offered on its products could significantly expand the number of potential venues in the hospitality sector and allow it to enter non-traditional venues such as airport lounges, railroad stations, shopping malls, theme bars and restaurant chains. The Company intends to accelerate the distribution of its products by forming strategic alliances with major hospitality companies, both in the United States and internationally.

    Expansion of Potential User Base -- The Company intends to offer a range of games and tournaments, music titles and other content and features to appeal to a broader user base than existing arcade offerings which historically target the adolescent male demographic segment. The Company will initially target hospitality venues, especially bars, theme bars and restaurant chains for distribution of its terminals. Networked and prize tournaments and promotions will be aimed at a broad array of consumers who are interested in social, interactive entertainment and competitive tournament prize play. The Company believes that its broad-based strategy will allow it to increase average revenue per unit and the number of potential venues for its networked machines.

    Product Innovation and Improvement -- The Company believes that its flexible system architecture will allow it to update and continually improve its game and entertainment offerings on a cost effective basis through remote downloads from central servers, based on customer feedback and demand. PlayNet Sports offerings will be changed based on sport seasons. The Company also intends to support prize tournaments with extensive promotional and sponsorship campaigns.

    Recurring Revenue Streams -- The Company believes that other out-of-home entertainment product manufacturers only receive revenue from the sale of machines. The Company believes that its products will result in continuous revenue from its out-of-home entertainment terminals as it expects that it will be able to share in on-going terminal revenues. The Company intends to promote, arrange sponsorship for, and organize national and local game tournaments with cash and other prizes. The Company believes that tournament play involving other electronic game products has resulted in an increase in terminal usage and revenues, especially since such tournaments require higher game fees.

    Ancillary Revenue Opportunities -- The Company believes that other opportunities to generate revenues exist. For example, sponsorship and advertising revenue could be generated from on-screen advertisements and tournaments. The Company could also collect fees on merchandise sales made through its networked entertainment terminals. In addition, the Company may in the future design a system to re-market data collected from user polls, music selections and other similar usage to content providers, advertisers and product and service vendors.

CURRENTLY AVAILABLE PRODUCT

   PlayNet Web

    PlayNet Web is a compact, multi-purpose networked entertainment terminal designed to sit on a counter-top and accommodate a number of games and entertainment-related activities. Users will be able to interact with the system through its easy-to-use touch-screen interface, and select an activity from a menu of options, including:

    - Games: Users will be able to select from a menu of ten to twelve games including parlor, trivia, puzzle and action games. Fresh content will be remotely downloaded on a regular basis. User scores will be compared to players in the same venues.

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    - Tournaments: Users may play a number of games competing against other local, regional or national users of the PlayNet Web for cash and other prizes. The Company believes that the limited local tournament play offered in existing out-of-home games has demonstrated significant increases in game utilization and revenue.

    - Chat: Users will be able to engage in voice activated chat with other participants in remote locations through attached handsets. The chat bulletin boards will be similar to those on America Online with moderators and special interest groups; however, users will also be able to leave voice file messages for retrieval at PlayNet Web terminals.

    - Internet: PlayNet Web will offer standard Internet access and e-mail for users. PlayNet has designed a touch-screen interface which will prominently display the most popular web sites which are likely to appeal to a location's clientele (i.e. ESPN Sportzone in sports bars). Particularly popular sites will be loaded periodically into the PlayNet Web terminals memory for high speed retrieval upon use.

    - Other: Users will be able to order a variety of merchandise using credit card acceptors and to access and post classified and personal advertisements.

    PlayNet Web terminals will also be networked with any PlayNet Music Stations in the same venue, allowing users to choose and play music on PlayNet Music Station through the PlayNet Web terminal. Software will be updated as necessary from the Company's central server location, allowing the Company to introduce new games and improve features as necessary to maintain end-user interest in the terminal.

    PlayNet Web is designed to accept $1, $5, $10 and $20 bills and credit cards. PlayNet Web will have the capability to broadcast promotional messages on the terminal while it is not being used and is exploring promotional opportunities and tie-ins with potential sponsors.

PRODUCTS UNDER DEVELOPMENT

   PlayNet Music Station

    PlayNet Music Station is a networked juke box designed to provide real-time access to thousands of songs via an Internet connection to the Company's central server database. Through the same Internet connection, customers will be able to access information about specific artists and to order merchandise and other related ancillary products. PlayNet Music Station looks like a standard juke box, but with the addition of two touch screens to facilitate navigation through multiple song playing and merchandise options. Customers will be able to access songs by format, e.g. country & western, jazz, rock, or search for and select a particular song in the music database by title or by artist name.

    To date, juke boxes have typically been limited to the approximately 100 CDs physically present in the box. PlayNet Music Station will be linked to a large database of readily accessible music, so customers will have significantly greater choice of titles and artists. The Company expects its most popular selections will be stored locally and will be augmented by a large database of music stored at remote server sites. The Company will be able to update easily the database of songs available at each location from remote servers in order to keep song choices from becoming old or stale. In addition, the Company will be able to customize song offerings according to location preferences and data collected in the field.

    PlayNet Music Station does not require any mechanical movements to replace and play CDs, which the Company expects will reduce breakdowns and maintenance costs and allow machines to play selections continuously without any pauses between songs or even start a queued selection before the end of the previous selection. In this way, the number of songs played during peak hours is potentially greater, resulting in increased revenue at each location. The Company also anticipates being able to program individual terminals to play certain music selections in locales at specified times or during periods that the juke box is not being used by paying customers. Additionally, PlayNet Music Station is designed to be able to display the name of the artist and song being played along with promotional information while the music is playing. In this way, record companies can promote their new or established artists in demographically targeted locales (e.g. country music songs in country music bars.)

    PlayNet Music Station is designed to accept $1, $5, $10 and $20 bills and credit cards.

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   PlayNet Sports

    PlayNet Sports is an interactive networked game system which will allow two teams of up to four players each to compete against each other in sports games such as tennis, football, soccer and baseball. Each unit is the size of a small billiards table and will accommodate up to eight players, each with a trackball controller. The Company plans to change the sports games available on PlayNet Sports in accordance with the relevant sports seasons, offering variety for the users. The Company plans to eventually introduce other non-sports games, although sports games will at first dominate PlayNet Sports system's offerings since one of the Company's initial objectives is to penetrate upscale sports bars. Games are expected to change about once per quarter, and are expected to provide not only challenging game play, but also highly charged competition. Game updates will be downloaded remotely from the Company's central servers.

    PlayNet Sports has been specifically designed to support head-to-head and tournament play. Teams or individuals will be able to compete against a computer opponent, or against teams in either the same location or other venues through an Internet connection. PlayNet plans to promote head-to-head play, matching up opponents and allowing teams in one venue to challenge teams in other venues or cities. The Company intends to set up weekly tournaments with cash and other prizes to spark interest and spur competition. Teams will be able to customize uniform colors, team member names and numbers. It is also intended that team statistics will be available and displayed on a national basis.

    PlayNet Sports is designed to accept $1, $5, $10 and $20 bills and credit cards and to broadcast promotional messages on the terminal while it is not being used. PlayNet intends to attract major companies to sponsor PlayNet Sports tournaments.

    Effective June 30, 1997, the Company relocated its corporate headquarters to its California facility to maximize the use of its assets and more efficiently manage the business. At that time the New York City headquarter offices closed. It is estimated that this relocation could reduce the general and administrative costs of the organization approximately $1.0 million annually. In connection with this relocation, the Company recorded a one time charge of $394,477 in the second quarter for expenditures related to the closing of the New York office.

                                  RISK FACTORS

    The shares offered hereby involve a high degree of risk. Each prospective investor should carefully consider, among other things, the following risk factors in addition to the other information presented in this Prospectus before making an investment decision. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    History of Net Losses; Accumulated Deficit. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. Prior to 1995, the Company was engaged in the developing and licensing of consumer products. Since 1995 and through February 1997, the Company had been engaged in the development of networked entertainment products, which led to its current product line. In February 1997, the Company commercially launched the PlayNet Web game and entertainment terminal, while continuing its development activities with respect to its PlayNet Music Station and PlayNet Sports networked entertainment terminals. As of April 30, 1997 the Company had received purchase orders for an aggregate of 3,626 PlayNet Web networked terminals representing anticipated gross sales of approximately $8.2 million. See "Current Operations" above.

    The Company has incurred net losses since inception and, as of April 30, 1997, the Company had an accumulated deficit of $38,838,496. As it continues its entry into the commercial operating stage, the Company's losses are expected to increase as a result of expenditures required to building inventory, expanded outsourced manufacturing capacity, increased levels of spending on marketing and sales and continuing expenditures on product and content development. In addition, as a new business in an emerging industry, the Company may encounter unforeseen difficulties, some of which may be beyond the Company's ability to control, related to marketing, product development, manufacturing, regulation and proprietary technology. There can be no assurance that the Company will achieve or sustain profitability in the near future.

    New Business Focus. The Company's future financial performance will depend in large part upon the successful development, introduction and customer acceptance of its networked entertainment products. There can be no assurance that the Company will be successful in attracting and retaining customers for such entertainment products. The Company's prospects must be considered in light


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of the risks, expenses and difficulties frequently encountered by companies in their development stage, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks.

    Developing Market; New Entrants; Unproven Acceptance of the Company's Products and Revenue Model; Uncertain Adoption of Internet as a Medium of Commerce and Communications. The market for the Company's entertainment hardware, software and services is rapidly evolving and may see an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. While the Company believes that its entertainment units offer significant advantages for networked, location-based, pay-per-play entertainment using the Internet, there can be no assurance that entertainment over the Internet will become widespread, or that the Company's entertainment units will become widely adopted for these purposes.

    Because the market for the Company's products and services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance as to the size of the market for the Company's products and services or that the Company's proposed revenue sharing model, which is an innovation in the industry, will be accepted by significant market players. If the market develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition will be materially adversely affected.

    New Product Development and Technological Change. The Company's revenues are expected to be derived from the sale of out-of-home entertainment terminals, the sale and licensing of additional game content for those terminals and the provision of network services, including tournaments, competitions and networked game software. Accordingly, broad acceptance of the Company's products and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support new products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company is substantially dependent upon its server and integrated applications software products that have only recently been commercialized. There can be no assurance that as the number of units in operation increases that errors will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. If the Company is unable to develop on a timely basis new entertainment products, enhancements to existing products or make error corrections, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

    Evolving Distribution Channels. The Company's distribution strategies include the traditional out-of-home game distribution channels and the Company seeks to expand distribution into markets that were previously under-utilizing out-of-home entertainment units. While these potential customers have demonstrated significant interest in the Company's PlayNet Web during its on-site tests and in the first weeks of commercial distribution, there can be no assurance that the Company will be able to continue to attract or retain distributors or access to other venues. In addition, the Company's agreements with distributors typically do not restrict them from distributing competing products. Further, in some cases the Company intends to grant exclusive distribution rights that are limited by territory and in duration. Consequently, the Company may be adversely affected should any distributor fail to adequately penetrate its market segment. The inability to retain important distributors, or their inability to penetrate their respective market segments, could materially adversely affect the Company's business, operating results and financial condition.

    The Company anticipates that it will distribute and broadcast its networked game software and other electronic content to the operators of its products over the Internet. Distributing the Company's products over the Internet may make the Company's software more susceptible than other software to unauthorized copying and use. If users were to become less sensitive to avoiding copyright infringement, as a result of changing legal interpretations with respect to liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company's business, operating results and financial condition would be materially adversely affected.

    Competition. The markets served by the Company are extremely competitive. The Company expects competition to persist, intensify and increase in the future. Because there are no substantial barriers to entry, an influx of new market entrants is expected to continue in response to the growing demand for entertainment, information and data communication technology products and services. Many of the Company's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than the Company. The market for Internet-enabled, location-based entertainment products is new, and subject to rapid technological change. The Company expects competition to intensify and increase in the future. Almost all of the Company's potential competitors have longer operating histories, greater name recognition in the marketplace, larger installed customer bases for their preexisting product lines and significantly greater financial, technical and marketing resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition. The Company is aware that other attempts are being undertaken to develop networked juke boxes and Internet-enabled products for the location-based entertainment marketplace. The Company believes that it competes for discretionary spending in the overall entertainment business which includes
(i) home-based entertainment, such as television and home video, pre-recorded music, books and magazines, and personal computer and console based entertainment, and (ii) out-of-home entertainment, such as live events, theatrical exhibitions, video games, billiards, pinball machines and movies.

    Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's products. In addition, competition could result in increased selling and marketing expenses, which could adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the sales of its entertainment units, higher revenue from enhanced services, cost reductions or otherwise. Increased competition, price or otherwise, could result in erosion of the Company's market share and adversely affect the Company's operating results. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the out-of-home entertainment market.

    Dependence Upon Suppliers, Manufacturers, Licensors and Third-Party Financing Sources; Limited Sources of Supply; Dependence Upon Network Infrastructure. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon local exchange carriers ("LECs") to provide telecommunications services to, and Internet service providers ("ISPs") to provide Internet connection for, the Company and its customers. In that regard the Company has entered into a comprehensive Internet server delivery and support services contract with IBM Global Services, one of the largest Internet service providers. Any failures in such services or the receipt of timely correction to such failures would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and that operate with products and components from other vendors. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards or that are compatible with other products or components used by the Company in its network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company currently has arrangements with an unaffiliated vendor to manufacture PlayNet Web countertop units, with production having commenced in January, 1997. The Company also intends to continue to outsource the manufacturing of a significant portion of its other hardware requirements. Any failure or delay by manufacturers to deliver such hardware, or any defect in, or non-conforming production of, such hardware would disrupt the Company's operations.

    Management of Growth; Dependence on Key Personnel. The Company continues to experience rapid growth that could strain the Company's managerial and other resources. From July 31, 1995 through June 30, 1997, the number of the Company's full-time employees increased from 22 to 80. Further selected additions to the employee base to meet anticipated management, sales and marketing needs are anticipated during the balance of 1997. Many of the key employees have worked together only for a short time. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate, manage and retain its current employees and attract equivalent new employees. Competition for highly qualified personnel is intense. If the Company's management is unable to manage growth effectively and employees are unable to achieve anticipated performance levels, the Company's results of operations could be adversely affected. Additionally, the

Company depends on the services of certain of its key employees, including Shmuel Cohen and Nolan K. Bushnell and the loss of any such services could have a material adverse effect on the Company.

    Risk of System Failure; Security Risks. The Company's operations are dependent upon its ability, and the ability of its suppliers, to protect its network infrastructure against damage from fire, earthquakes, power loss, telecommunications failures and similar events. Despite precautions taken by the Company and the industry in general, the occurrence of a natural disaster or other unanticipated problems at the Company's network operations center or nodes in the future could cause interruptions in the services furnished by the Company. In addition, failure of the Company's telecommunications and Internet service providers to supply the data communications capacity required by the Company as a result of a natural disaster, operational disruption, Internet capacity overload or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations.

    Despite the implementation of security measures, the core of the Company's network infrastructure is vulnerable to computer viruses and disruptive problems. Internet access providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of confidential information stored in the Company's computer systems, which may result in liability of the Company to its customers. Although the Company intends to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's success will depend upon the capacity, reliability and security of its network infrastructure. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it either to changing customer requirements or to evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is aware that significant delays exist for the installation of integrated services digital network ("ISDN") lines in certain parts of the United States and that such service is not available in all areas.

    A significant barrier to the widespread acceptance of Internet commerce is uncertainty over the secure exchange of value over public networks. The Company relies on encryption and authentication technology necessary to provide the security to effectuate the secure exchange of value, including credit card transactions. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, financial condition and results of operations.

    Governmental Regulation. In the United States and many other countries, games of chance must be expressly authorized by law. Once authorized, such games are subject to extensive and evolving domestic and foreign governmental regulation, including federal, state and local regulation. There can be no assurance that the operation of all of the Company's games, including prize tournament games, will be approved by all of the jurisdictions in which the Company intends to market and operate its game and prize tournament game products or that those jurisdictions in which these games and prize tournament game products are currently permitted will continue to permit such activities. In addition, future government regulation could be burdensome to the Company, its personnel and its stockholders. Moreover, material increases in taxes or fees on the games' operations could adversely affect the Company.

    The Company is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes which directly or indirectly affect telecommunication costs or the likelihood or scope of competition, could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including privacy, pricing and characteristics of products or services. The Company cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on its business.

    The law relating to the liability of on-line services companies and ISPs for information carried on or disseminated through their systems is currently unsettled. Several private lawsuits seeking to impose such liability upon on-line services companies and ISPs are currently pending. In addition, legislation has been proposed which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. The imposition upon the Company or ISPs of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain product features. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company maintains certain insurance, such insurance may not be adequate to compensate the Company in the event the Company becomes liable for information carried on or disseminated through its systems. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

    Fluctuations in Quarterly Results. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. The Company's expense levels are based in part on its expectations as to future revenues and are expected to increase. Quarterly sales and operating results generally depend on the volume and timing of, and ability to fulfill, orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. In addition, with the recent launch of its PlayNet Web terminal the Company plans to increase its operating expenses to fund greater levels of sales and marketing activities and operations, develop new distribution channels, broaden its customer support capabilities and continue its research and development activities with respect to customized versions of the PlayNet Web and its PlayNet Music and PlayNet Sports entertainment and electronic game systems. To the extent that such expenses precede, or are not subsequently followed by, increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

    The Company expects to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including demand for the Company's products, expenses related to the introduction or enhancement of products by the Company and its competitors, market acceptance of new products, mix of distribution channels through which products are sold, mix of products and services sold, mix of international and North American revenues, and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

     Uncertainty of Additional Financing. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with, and the timetable for, development of the networked entertainment products), that the projected cash flow from operations and the proceeds of various private placement financings, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the private placements or expected cash flow prove to be insufficient, the Company may be required to seek additional financing. There can be no assurance that the proceeds of the private placements will be sufficient to permit the Company to complete the development and launch of its networked entertainment products and to achieve the expected growth of the Company. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and results of operations.

    Possible Future Payments to Third Parties; Uncertain Protection of Intellectual Property. The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on patent, trademark, trade secret and copyright law to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has one pending patent applications relating to the encryption technology used in its out-of-home entertainment business. However, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality or license agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary or licensed content, products or technology without authorization, or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition or results of operations.

    Risks Associated with International Expansion. A long-term component of the Company's strategy is its planned expansion into international markets. To date, the Company has no experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company or the entities with which it partners in these international markets will be able to successfully market, sell and deliver the Company products in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level which could adversely impact the success of the Company's international operations. These risks include technical difficulty in localizing the products for the specific territories, changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. In some cases, the prohibitive costs of telephones, telephone lines, high speed links and Internet access may exclude whole countries. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

    Concentration of Stock Ownership. The present directors, executive officers and their respective affiliates are the beneficial owners of approximately 27.17% of the outstanding Common stock and upon completion of this offering, the present directors, executive officers and their respective affiliates will beneficially own approximately 23.62% of the outstanding Common Stock. On July 30, 1997, holders of certain promissory notes, including certain of the holders of Senior Secured Notes, issued by the Company agreed to convert their notes into Common Stock of the Company on specified terms which will result in the issuance of an 4,039,337 shares of the Company's Common Stock. When these conversions and this Offering are completed, the present directors, executive officers and their respective affiliates will beneficially own approximately 19.09% of the outstanding Common Stock. As a result, these stockholders are and will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

    Delisting from Nasdaq SmallCap Market. On April 4, 1997, the Company received a notice from Nasdaq asserting a deficiency in its compliance with the maintenance standards for continued inclusion on the Nasdaq SmallCap Market. In response to this notice, the Company submitted a proposal for achieving compliance with such standards and requested a delay of any action to delist the Common Stock from the Nasdaq SmallCap Market. However, Nasdaq declined the Company's request, and gave notice to the Company on May 15, 1997 that the Common Stock would be delisted effective with the close of business on May 23, 1997, subject, however, to the Company's appeal of the Nasdaq decision. Accordingly, the Company applied for an oral hearing to review the delisting decision. A hearing was held on June 27, 1997. On July 11, 1997, the Listing Qualifications Hearing Panel (the "Panel") notified the Company that in light of its opinion that the Company had presented a plan of compliance which has a high likelihood of success, that the Panel had determined to grant the Company a limited time exception to the capital and surplus requirement as set forth in NASD Marketplace Rule 4310(c)(03) on the condition that on or before July 31, 1997 the Company must make a public filing with the SEC and Nasdaq which contains a June 30, 1997 balance sheet with pro forma adjustments for any significant transactions on or before the filing date and that such pro forma balance sheet must evidence minimum capital and surplus of $15,000,000. On August 5, 1997, the Company was notified by the Panel that it had determined not to accept the July 31, 1997 Form 8K filed by the Company as evidence that the Company has met the terms of the listing exception and that, therefore, the Company's securities would be delisted from The Nasdaq SmallCap Market effective with the close of business on August 5, 1997. The Common Stock of the Company is now traded through the Over The Counter Market. The Company is examining the alternatives for the listing of its securities on a national electronic securities market. The continued trading of the Common Stock of the Company on Over The Counter Market may affect the market price of the Company's Common Stock.

    Possible Volatility of Stock Price. To date there has been a limited public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, delays in new feature or product introduction, announcements of technological innovations or new products by the Company or its competitors, changes in the regulatory environment, changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and entertainment companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition. Any broad market fluctuations may adversely affect the market price of the Company's Common Stock.

    Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock and could impair the Company's future ability to raise additional capital through a private or public offering of its equity securities. Under recently adopted amendments to Rule 144 of the Securities Act of 1933 ("Rule 144"), 11,896,720 shares of the Company's Common Stock, which were previously "restricted" securities under Rule 144, have surpassed the new two year holding period and are eligible for unlimited resales and an additional 96,364 shares of the Company's Common Stock will surpass such two year period within 45 days after the date of this Prospectus. In addition, as of the date of this Prospectus, an additional 636,327 shares of the Company's Common Stock have surpassed the new one year holding period and are now eligible for resale subject only to the fulfillment of certain restrictions on the volume, method and manner of resale specified in Rule 144. Sales of such shares could have a material adverse effect on the market price for the Company's Common Stock.

    Immediate, Substantial Dilution. Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution in net tangible book value per share. Additional dilution may occur upon exercise of outstanding stock options or warrants or the conversion of certain of the Company's convertible promissory notes, or in connection with possible future financings to meet the Company's future capital requirements.

    No Dividends. Pursuant to a settlement with certain stockholders of the Astro-Stream corporation related to the Merger, a special dividend of $0.0932 per share was paid on or about August 6, 1996 to stockholders on the record date of May 5, 1995. Except for this special dividend, the Company has never paid any dividends on its Common Stock, nor does it anticipate paying dividends on its Common Stock in the foreseeable future. The Company plans to retain any earnings to finance the development and expansion of its business.

    Anti-Takeover Effects of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. If the Company issues shares of Preferred Stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock, including the purchasers of the shares being offered hereby.


                                 USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of 359,834 of the Shares, but will benefit from the services rendered under the Compensation Agreements. Upon the exercise of the Nonqualified Stock Option to purchase 2,000,000 of the Shares, at a purchase price of $0.50 per share, granted to one Consultant as compensation under his Compensation Agreement, the Company will receive aggregate gross proceeds of $1,000,000. The Company anticipates that it will use such gross proceeds for general corporate and working capital purposes.



                              PLAN OF DISTRIBUTION

As soon as reasonably practicable, after the filing of this Registration Statement, the Shares to which this Prospectus relates will be issued by the Company from time to time, or at any one time, as compensation pursuant to negotiated Compensation Agreements the following consultants to the Company and in the following amounts.


                     CONSULTANT                       AMOUNT OF SHARES

    Mark Neuhaus                                         2,000,000
    John Banas                                              24,000
    Langley Downey Entertainment, Inc.                      40,834
    Palex Metals, Inc.                                      30,000
    MAG & Associates, Inc.                                 100,000
    Sound Capital, Inc.                                    125,000
    Henry Steeneck                                          40,000
                                                         ---------
                                                         2,359,834

Of the Shares, 359,834 shares are issued in lieu of cash compensation for services rendered and to be rendered and 2,000,000 shares shall be issued upon the exercise of the Nonqualified Stock Option granted to one Consultant as compensation under his Compensation Agreement, at a purchase price of $0.50 per share and for which the Company will receive aggregate gross proceeds of $1,000,000. Upon issuance, all Shares will be, duly authorized, validly issued, fully paid and nonassessable. All Shares are not subject to the provisions of the Employee Retirement Income Security Act of 1974 and shall not have any restrictions on resale. See also Item 4, Description of Securities.


                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (File No. 0-25296) pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

    (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended October 31, 1996;

    (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1997 and April 30, 1997 and the Registrant's Current Report on Form 8K, filed by the Registrant on August 1, 1997; and

    (c) See Item 4, Description of Securities below.

    All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.


ITEM 4. DESCRIPTION OF SECURITIES.

    All of the 2,359,834 shares of Common Stock, par value $.001 per share (the "Common Stock"), offered hereby are being offered by PlayNet Technologies, Inc. (the "Registrant"). As of August 6, 1997, the Common Stock is traded through the Over The Counter Market. Immediately prior to such date, the Common Stock was traded through the Nasdaq SmallCap Market currently under the symbol "PLNTC." The last reported sales price for the Common Stock on the Nasdaq SmallCap Market on August 5, 1997 was $1.00 per share.

    The Registrant is authorized to issue 40,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, the Registrant had 15,612,985 shares of Common Stock outstanding held of record by approximately 800 holders. In addition, on July 30, 1997, holders of certain promissory notes, including certain of the holders of Senior Secured Notes, issued by the Company agreed to convert their notes into Common Stock of the Company on specified terms which, upon the completion of such conversions, will result in the issuance of an 4,039,337 shares of the Company's Common Stock. No shares of Preferred Stock are currently outstanding.

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Registrant, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance, will be, duly authorized, validly issued, fully paid and nonassessable.

    The Registrant's Restated Certificate of Incorporation authorizes the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Registrant's Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Registrant. Although the Registrant has no present intention to issue any shares of Preferred Stock, there can be no assurance that the Registrant will not do so in the future. If the Registrant issues shares of Preferred Stock, the issuance may have a dilutive effect upon the holders of the Registrant's Common Stock, including the purchasers of the shares being offered hereby.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Philip K. Yachmetz, Esq. has passed upon the legality under the law of Delaware, the state in which the Company is incorporated, of the Common Stock of the Company being offered hereby. Mr. Yachmetz is the holder of 1,000 shares of the Common Stock of the Company.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The registrant has provided for indemnification to the extent permitted by the provisions of the Delaware statute in its charter and by-laws. The registrant also maintains directors and officers' liability insurance (subject to certain exclusions and limitations) against certain liabilities, including certain liabilities under the Securities Act of 1933. See Item 9, "Undertakings."


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER          DESCRIPTION

4.01            Restated and Amended Certificate of Incorporation **
4.02 Certificate of Amendment to the Restated and Amended Certificate of Incorporation***
4.06            By-Laws****
5.01 Opinion of Philip K. Yachmetz, Esq., counsel to the registrant, as to the legality of the Common Stock being offered.*
23.01           Consent of Coopers & Lybrand., LLP.*
23.02           Consent of Philip K. Yachmetz, Esq. (contained in Exhibit 5.01).
24.01 Powers of Attorney of certain officers and directors of the Registrant (included in signature page).
99.1            Compensation Agreement with Mark Neuhaus*
99.2            Compensation Agreement with John Banas*
99.3            Compensation Agreement with Langley Downey Entertainment, Inc.*
99.4            Compensation Agreement with Palex Metals, Inc.*
99.5            Compensation Agreement with MAG & Associates, Inc.*
99.6            Compensation Agreement with Sound Capital, Inc.*
99.7            Amendment Number 1 to Compensation Agreement with Henry
                Steeneck*
99.8 Compensation Agreement with Henry Steeneck, incorporated by reference to Exhibit 99.4 to Registrant's Registration
                Statement on Form S-8, filed July 18, 1997.

*      Filed herewith.
** Incorporated by reference to Exhibit 3.1 to Registrant's Annual Report on Form 10-KSB for the year ended October 31, 1995, filed on January 29, 1996.
*** Incorporated by reference to Exhibit 3.1A to Registrant's Annual Report on Form 10-KSB for the year ended October 31, 1996, filed on February 13, 1997.
**** Incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on Form 10-KSB for the year ended October 31, 1995, filed on January 29, 1996


ITEM 9.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 6th day of August, 1997.

                                 PLAYNET TECHNOLOGIES, INC.
                                 (Registrant)


                                 By:              /s/ Shmuel Cohen
                                     -------------------------------------------
                                                    Shmuel Cohen
                                        President and Chief Executive Officer


                                 By:              /s/ Andrew Nimitz
                                     -------------------------------------------
                                                    Andrew Nimitz
                                                     Controller

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Shmuel Cohen his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                    TITLE                         DATE
     /s/ Joseph Ettinger              Director                  August 6, 1997
       Joseph Ettinger

       /s/ Yael Cohen                 Director                  August 6, 1997
         Yael Cohen

       /s/ Barry Frank                Director                  August 6, 1997
         Barry Frank

       /s/ Mark Lewis                 Director                  August 6, 1997
         Mark Lewis

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